UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2014

JPMorgan Chase & Co.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 7, 2014, JPMorgan Chase & Co. (the “Firm”) announced that certain of its bank subsidiaries entered into settlements with various governmental agencies in resolution of investigations relating to Bernard L. Madoff Investment Securities LLC (“BLMIS”). The Firm and certain of its subsidiaries also entered into settlements with several private parties in resolution of civil litigation relating to BLMIS.

JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” or the “Bank”) has entered into a Deferred Prosecution Agreement (“DPA”) with the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”) in which it agreed to forfeit $1.7 billion to the United States as a non-tax-deductible payment. JPMorgan Chase Bank also consented, subject to the terms and conditions of the DPA, to the filing by the U.S. Attorney of an Information charging the Bank with failure to maintain an adequate anti-money laundering program, and a failure to file a suspicious activity report (“SAR”) in the United States in October 2008 with respect to BLMIS, in violation of the Bank Secrecy Act. The DPA has been submitted to the court for its consideration. Pursuant to the DPA, the U.S. Attorney will defer any prosecution of JPMorgan Chase Bank for a two-year period and will dismiss the Information with prejudice at the end of that time if the Bank is in compliance with its obligations under the DPA. In addition, in connection with the DPA, a civil forfeiture complaint will be filed with respect to the forfeiture amount in order to facilitate the distribution of those funds to victims of the BLMIS fraud through the U.S. Attorney’s remission process. For a complete description of the agreement, including the Bank’s obligations thereunder, please see the full text of the DPA and accompanying exhibits thereto, which is filed as an Exhibit to this Form 8-K.

JPMorgan Chase Bank, JPMorgan Bank and Trust Company, N.A., and Chase Bank USA, N.A., have also consented to the assessment of a $350 million Civil Money Penalty by the Office of the Comptroller of the Currency (“OCC”) in connection with various Bank Secrecy Act/Anti-Money Laundering deficiencies, including with relation to the BLMIS fraud. In addition, JPMorgan Chase Bank has agreed to the assessment of a $461 million Civil Money Penalty by the Financial Crimes Enforcement Network (“FinCEN”) for failure to detect and adequately report suspicious transactions relating to BLMIS. The FinCEN penalty, but not the OCC penalty, has been deemed satisfied by the Bank’s forfeiture payment to the U.S. Attorney.

Additionally, the Firm and certain subsidiaries, including JPMorgan Chase Bank, have agreed to enter into settlements with the court-appointed trustee for BLMIS (the “Trustee”) and with plaintiffs representing a class of former BLMIS customers who lost all or a portion of their principal investments with BLMIS. As part of these settlements, the Firm and the Bank have agreed to pay the Trustee a total of $325 million in exchange for a release of all claims relating to or arising from certain transfers received directly or indirectly from BLMIS. Separately, the Firm and the Bank have agreed to pay the class action plaintiffs $218 million, as well as attorneys’ fees, in exchange for a release of all damages claims relating to BLMIS. Pursuant to the terms of these settlements, both the Trustee and class settlement amounts will be distributed to victims of the BLMIS fraud. The settlements with the Trustee and the class action plaintiffs are subject to court approval.

While the Firm is substantially reserved for the settlements announced today, which total approximately $2.6 billion, it expects to add approximately $400 million (pre-tax) to litigation reserves in the 2013 fourth quarter to cover the portion for which it is not currently reserved. However, as a result of the amounts of the settlement payments that are non-tax-deductible, the Firm estimates the total impact on fourth quarter earnings of these settlements will be to reduce fourth quarter net income by approximately $850 million.

Additional information regarding the DPA and the settlements with the OCC and FinCEN can be accessed at the following websites: http://www.justice.gov/usao/nys/, www.occ.gov, and http://www.fincen.gov/.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase’s website (www.jpmorganchase.com ) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Deferred Prosecution Agreement dated January 6, 2014 between the United States Attorney’s Office for the Southern District of New York and JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Neila B. Radin
Neila B. Radin
Senior Vice President

Dated: January 7, 2014

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Deferred Prosecution Agreement dated January 6, 2014 between the United States Attorney’s Office for the Southern District of New York and JPMorgan Chase Bank, N.A.

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